Exhibit 10.24

2008 Executive Incentive Plan Targets

Senior Manager	2008 Executive Incentive Plan Target as a Percent of 2008 Base Salary
Gary D. Blackford	85%
Rex T. Clevenger	75%
Timothy W. Kuck	70%
Jeffrey L. Singer	70%
Walter T. Chesley	65%
Diana Vance-Bryan	65%

Target Achievement*	Bonus Multiplier
110%	200%
105%	150%
100%	100%
99%	90%
98%	80%
97%	70%
96%	60%
95%	50%
94%	40%
93%	30%
<93%	Zero

                * The target is set by the compensation committee and the board of directors

                Scale Methodology

                                                Directionally, every 1% variance to Target has a 10 times multiplier, with bookends at 110% and 93%, subject to the discretion of the compensation committee and the board of directors.